Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6486

Media Inquiries:
Jon Secrest
Vice President, Marketing
Eschelon Telecom
612-436-6049

John Nee
Vice President, Marketing
Integra Telecom
503-453-8000

For Immediate Release

Integra Telecom, Inc. and Eschelon Telecom, Inc.
Reiterate Expected Closing Date of August 31, 2007

Minneapolis, MN — Aug. 8, 2007: Integra Telecom Inc. and Eschelon Telecom, Inc. (NASDAQ: ESCH) reiterated today that they expect the acquisition of Eschelon by Integra to close on Friday, August 31, 2007.  Deutsche Bank Securities, Morgan Stanley and CIBC World Markets have informed Integra today that they have successfully completed the syndication of the secured second lien and senior unsecured PIK debt.

About Integra Telecom, Inc.

Integra Telecom, Inc. provides voice, data and Internet communications to thousands of business and carrier customers in eight Western states, including: Arizona, California, Idaho, Minnesota, North Dakota, Oregon, Utah and Washington. The company owns and operates a best-in-class fiber-optic network comprised of eight metropolitan access networks, a nationally acclaimed tier one Internet and data network and a 4,700-mile high-speed long haul network. The company enjoys some of the highest customer loyalty and customer satisfaction ratings in the telecommunications industry. Primary equity investors in the company include Bank of America Capital Investors, Boston Ventures and Nautic Equity Partners. Integra Telecom and Electric Lightwave are registered trademarks of Integra Telecom Inc. For more information, visit www.integratelecom.com.

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 53 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,430 telecommunications/Internet professionals, serves over 65,000 business customers and has approximately 679,000 access lines in service throughout its markets in Minnesota, Arizona, Utah,

Washington, Oregon, Colorado, Nevada, Montana and California.  For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  In particular, statements regarding the consummation of the merger are subject to risks that the conditions to the transaction will not be satisfied. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the recent announcement of the proposed transaction, which may impact our ability to attract and retain customers, management and employees. We have incurred and will continue to incur significant advisory fees and other expenses relating to the transaction.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.